Exhibit 10.4

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 30th day of December, 2008 (the “Effective Date”), by and between Miller Industries, Inc., a corporation organized under the laws of the State of Tennessee, USA (the “Company”), and J. Vincent Mish (the “Executive”).

          WHEREAS, Executive and the Company entered into an employment agreement (the “Original Agreement”) in 2002, embodying the terms of Executive’s employment and pursuant to which Executive has been serving as Executive Vice President and Chief Financial Officer of the Company; and

          WHEREAS, this Agreement amends and restates the Original Agreement as of the Effective Date in order, inter alia, to evidence formal compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (such Section, referenced herein as “Section 409A”; and such code, referenced herein as the “Code”).

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

          1.          Employment. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Executive Vice President and Chief Financial Officer of the Company, and shall perform such duties and functions for the Company and any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called “Affiliates”) as shall be specified from time to time by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company; Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to him.

          2.          Duties. Executive shall devote his full business related time and best efforts to accomplishing such executive duties at such locations as may be requested by the CEO or Board of Directors of the Company. While employed by the Company, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the CEO of the Company. In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, that Executive may invest in no more than 2% of the outstanding stock or securities of any competitor whose stock or securities are traded on a national stock exchange of any country.

          3.          Term. The term of this Agreement shall commence on the date hereof and shall end on the third annual shareholders’ meeting at which directors are to be elected following the Effective Date (the “Term”), provided, however, beginning with the first annual shareholders’ meeting at which directors are to be elected following the Effective Date and each such annual shareholders’ meeting thereafter, Executive’s employment and the Term of this Agreement shall be extended automatically (without further action by either the Company or the Executive) for an additional period such that the Term of this Agreement will end on the 3rd anniversary of such shareholders’ meeting, unless no later than 10 days following the date of such shareholders’ meeting, the Company provides the Executive with written notice that the Term of this Agreement is not being extended. Notwithstanding the above, the Term of this Agreement shall end on the Executive’s 65th birthday.

          4.          Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a), (b) and (c) below:

          (a)        Base Salary. An annual base salary (“Base Salary”) of $212,033 prorated for any partial year of employment. Executive’s Base Salary shall be subject to annual review, for adjustments at such time as the Company conducts salary reviews for its executive officers generally. Executive’s salary shall be payable in accordance with the Company’s regular payroll practices in effect from time to time for executive officers of the Company.

          (b)        Bonus. In addition to the Base Salary, the Executive shall be entitled to participate in any of the Company’s present and future stock or cash based bonus plans that are generally available to its executive officers, as such plans may exist or be changed from time to time at the discretion of the Company

          (c)        Other Benefits. Executive shall be entitled to vacation with pay, life insurance, health insurance, fringe benefits, and such other employee benefits generally made available by the Company to its executive officers, in accordance with the established plans and policies of the Company, as in effect from time to time.

          5.          Termination.

          (a)        By Executive. Executive may voluntarily terminate his employment hereunder at any time, to be effective 60 days after delivery to the Company of his signed, written resignation; Company may accept said resignation and pay Executive in lieu of waiting for passage of the notice period. Executive hereby agrees and acknowledges that if he voluntarily resigns from his employment prior to the end of the Term of this Agreement, then he shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than as may be due him through his last day of employment, including any vested benefits and any benefit continuation or conversion rights which he may have in accordance with the established plans and policies of the Company.

            (b)       By Company. Subject to the terms of this Paragraph and Paragraph 5(c) below, the Company may terminate Executive’s employment hereunder, in its sole discretion, whether with or without just cause (as defined in Paragraph 5(b)(viii) below and subject to the notice periods described therein), at any time upon written notice to Executive. If the Company terminates Executive’s employment for just cause (as defined in (viii) below), Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than as may be due him through his last day of employment. If, prior to the end of the Term of this Agreement, the Company terminates Executive’s employment without just cause (as defined in (viii) below), the Executive shall be entitled to receive, as damages payable as a result of, and arising from, a breach of this Agreement, the compensation and benefits set forth in (i) through (iv) below, subject to the Executive’s obligation to mitigate damages by reducing the amounts he is entitled to receive hereunder by earnings from subsequent employment as provided in (vii) below. The time periods in (i) through (iii) below shall be the lesser of 36 months or the time period remaining from the date of Executive’s termination to the end of the Term of this Agreement (the “Severance Period”). All compensation payable under (i) through (iv) below shall be subject to the terms of Paragraph 8 below, which may delay the payment of the compensation for up to 6 months.

             (i)          Base Salary. The Executive will continue to receive his current Base Salary (subject to withholding of all applicable taxes and any amounts referred to in paragraph (iii) below) for the Severance Period, payable in normal payroll periods, in the same manner as it was being paid as of the date of termination, and no less frequently than monthly. For purposes hereof, the Executive’s “current Base Salary” shall be the highest rate in effect during the twelve-month period prior to the Executive’s termination.

             (ii)         Bonus. The Executive shall be paid monthly bonus payments from the Company in each month of the Severance Period beginning with the month following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average (“Average Bonus”) of the bonuses earned by him for the three calendar years immediately preceding the year in which such termination occurs. Any bonus amounts that the Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. Executive shall also receive, within 60 days after the date of his termination, a prorated bonus for any uncompleted fiscal year at the date of termination equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days.

             (iii)        Health and Life Insurance Coverage. The Company shall provide Executive (and any spouse or dependents covered at the time of the Executive’s termination) with medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company), for the Severance Period. The coverages provided for in this paragraph shall be applied against and reduce the period for which COBRA will be provided.

(1) To the extent that such medical, dental or other health benefit plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Code):

          (X)          the charge to Executive for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive’s spouse or dependents (as applicable) are enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Executive will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

          (Y)          on the date of Executive’s termination of employment (subject to delay under Paragraph 8 below), the Company will pay Executive a lump sum in cash equal to the number of months in the Severance Period, multiplied by the monthly COBRA charge established by the Company for the coverage being provided on Executive’s termination date to the Executive and, if applicable, his spouse and dependents. For this purpose, the Company’s monthly COBRA charge will be increased by 10% on each January in the projected payment period and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable.

          (2)           To the extent that such medical, dental or other health benefit plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to Executive for such coverage.

                  (iv)     Stock Options and Other Equity Awards. As of Executive’s date of termination, all outstanding stock options, stock appreciation rights, restricted stock units, and other equity awards granted to Executive under the Stock Option and Incentive Plan and any other Company stock plans (the “Stock Option Plans”) shall become 100% vested and immediately exercisable. To the extent necessary, the provisions of this paragraph (iv) shall constitute an amendment of the Executive’s stock option or other equity compensation agreements under the Stock Option Plans.

                  (v)      Effect of Death. In the event of the Executive’s death after his termination of employment by the Company under this Paragraph 5(b), the benefits payable under (i) and (ii) of this Paragraph 5(b) shall continue for a period of twelve (12) months, or, if shorter, until the end of the Term of this Agreement; provided, however, such payments will be paid in a lump sum payment within 60 days following the Executive’s death, to the Executive’s surviving spouse, or, if none, to the Executive’s estate. In addition, in the event of Executive’s death, any dependent coverage in effect under (iii) of this Paragraph 5(b) shall continue, for a period of 12 months, or, if shorter, until the end of the Term of this Agreement.

          (vi)           Coordination with Change in Control Agreement. Notwithstanding any provision of this Agreement to the contrary, if Executive’s employment is terminated (whether by the Company or by Executive) under circumstances that would entitle him to receive benefits under his agreement with the Company providing compensation and benefits for termination following a “change in control” of the Company (as defined in such agreement), then any such termination shall be treated under this Agreement as a termination by the Company without just cause and the Executive shall be entitled to the compensation and benefits set forth in (i) through (iv) above for the time periods provided in this Paragraph 5(b), and such amounts shall be treated as damages payable as a result of, and arising from, a breach of this Agreement.

          (vii)          Obligation to Mitigate. Although Executive shall not be required to seek subsequent employment, if Executive accepts subsequent employment during the period he is receiving compensation and benefits under (i) through (iii) above, Executive shall be required to notify the Company within 10 days of accepting such subsequent employment, and the Executive shall be required to mitigate damages by reducing the amount of severance payments he is entitled to receive under (i) and (ii) above by any compensation he earns from subsequent employment during the period he is entitled to compensation under (i) and (ii) above. In addition, the life insurance coverage being continued under (iii) above shall terminate as of the date of the commencement of the Executive’s subsequent employment, and the health insurance coverage being provided under (iii) above shall terminate as of the date the Executive becomes covered under a health plan of the subsequent employer.

          (viii)         “Just Cause”. For purposes of this Agreement, the phrase “just cause” shall mean: (A) Executive’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (B) Executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (C) Executive’s material breach of this Agreement. A termination of Executive for just cause based on clause (A) or (C) of the preceding sentence shall take effect 30 days after the Executive receives from Company written notice of intent to terminate and Company’s description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of just cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

           (c)      By Death. If Executive’s employment is terminated due to Executive’s death, the Executive’s surviving spouse, or if none, his estate, shall receive the benefits payable under (i) and (ii) of Paragraph 5(b) above; provided, however, such payments shall be for a period of 12 months rather than 36 months and such payments shall be made in a lump sum payment within 60 days of the Executive’s death.

        (d)       For Disability. If Executive’s employment is terminated due to Executive’s disability (as defined in the Company’s long-term disability plan or insurance policy, or if no such plan or policy, as determined in good faith by the Company), Executive shall be entitled to the benefits payable or to be provided under (i), (ii), (iii) and (iv) of Paragraph 5(b); provided, however, the benefits under (i), (ii) or (iii) of Paragraph 5(b) shall be payable or to be provided for a period of 24 months. Executive or his estate, as the case may be, shall not by operation of this paragraph forfeit any rights in which he is vested at the time of his death or disability.

        (e)       Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for just cause, or other reasons), the obligations of Executive pursuant to Paragraphs 6 and 7 hereof shall survive and remain in effect for the periods described in Paragraph 6.

        6.         Competition, Confidentiality, and Nonsolicitation. Executive agrees to be bound by the terms and conditions of the Noncompetition Agreement attached hereto as Exhibit “A”, which is hereby made a part of this Agreement.

        7.         Injunctive Relief. The Executive acknowledges that his services to be rendered to the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. Executive further acknowledges that any breach of the terms of Paragraph 6, including Exhibit “A”, would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreement under this Paragraph and Paragraph 6 above.

        8.         Section 409A.

        (a)       Meaning of Termination of Employment. Solely as necessary to comply with Section 409A, for purposes of Paragraph 5(b) and Paragraph 5(d), “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

        (b)       Installment Payments. For purposes of Paragraph 5(b) with respect to amounts payable in the event of termination of employment by the Company without just cause and Paragraph 5(d) with respect to amount payable in the event of termination of Executive’s employment for Disability, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Executive’s termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Executive’s termination of employment is intended to be exempt under the two-times separation pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation, and each such payment that is made after the two-times separation pay exception ceases to be available shall be subject to delay in accordance with Paragraph 8(c) below.

       (c)        Six Month Delay. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. As a result, in the event Executive is a “specified employee” on the date of Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Executive in connection with Executive’s termination of employment, shall not be paid earlier than six months after such termination of employment (if Executive dies after the date of Executive’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).

       9.          Miscellaneous.

      (a)         Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Miller Industries, Inc.
P.O. Box 120
8503 Hilltop Drive
Ooltewah, Tennessee 37363
Attention: Chief Executive Officer

If to the Executive:	J. Vincent Mish
407 Gentlemen’s Ridge
Signal Mountain, Tennessee 37377

or to such other address as any party may designate by notice to the others.

      (b)        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive’s employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.

          (c)          Amendment. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto to comply with any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or a waiver of the provision itself, or a waiver of any other provision of this Agreement.

          (d)          Binding Effect. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive or the Company, except for assignment by the Company to any wholly owned subsidiary.

          (e)          Severability and Modification. If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

          (f)          Interpretation. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Tennessee. Each party irrevocably (i) consents to the exclusive jurisdiction and venue of the courts of Hamilton County, State of Tennessee and federal courts in the Eastern District of Tennessee, in any action arising under or relating to this Agreement (including Exhibit “A” hereto), and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Executive and the Company.

          (g)          Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party hereafter to enforce each and every such provision.

          (h)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (i)          No Conflicting Agreement. The Executive represents and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

          (j)          Headings. The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

          (k)          Construction. The Company and the Executive acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

          IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

MILLER INDUSTRIES, INC.

By:	/s/ Jeffrey I. Badgley
Jeffrey I. Badgley
President and Co-Chief Executive Officer

EXECUTIVE

/s/ J. Vincent Mish
J. Vincent Mish